                                                                                                                        EXHIBIT 10.10

DESCRIPTION OF ANNUAL INCENTIVE ARRANGEMENTS
FOR SECTOR PRESIDENTS OF
INGERSOLL-RAND COMPANY LIMITED

            There is no formal Plan document setting forth these arrangements.  However, the Compensation Committee of the Board of Directors will approve bonus arrangements for the Sector Presidents annually which will be dependent upon the performance of the Sector Presidents' respective business plans in two categories; a set of financial objectives based on planned Sales, Operating Income, Free Cash Flow and Return on Invested Capital, and a set of individual objectives, which are based on plans to improve organizational effectiveness, for both their respective sector and the enterprise.  Discretionary bonuses may be paid in the event that minimum performance thresholds are not met.